Exhibit 10.1

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA  01886

August 7, 2012

Mr. Raymond P. Dolan

By electronic delivery

Dear Ray:

Based on your desire to demonstrate your support for the Company and its prospects, the Compensation Committee has considered and will agree to your request to forgo the payment of your salary and cash bonus for the balance of 2012, and to accept a grant of shares of restricted stock instead.

As discussed, the October 8, 2010 letter (as previously amended by letter dated February 14, 2011, your “Agreement”) outlining the terms and conditions of your employment by Sonus Networks, Inc. is hereby amended as follow:

1.  You have elected, in lieu of your Base Salary through December 31, 2012, to accept shares of restricted stock (“Salary Shares”), which will vest on December 31, 2012.  The number of Salary Shares granted will equal the balance of your Base Salary for the year divided by the closing price of the Company’s shares, both as of the date of grant.  If, before December 31, 2012, your employment is terminated by you with Good Reason or by the Company without Cause, a pro rata portion of the Salary Shares will vest on the date of such termination.  If, before December 31, 2012, your employment is terminated by you without Good Reason or by the Company for Cause, you will forfeit the Salary Shares.

2.  You have also elected to receive your FY2012 Target Bonus, if any is earned, in the form of restricted shares (“Bonus Shares”), which will be granted and vest as described below:

a.              The number of Bonus Shares granted will equal your Target Bonus at the maximum level of achievement (150%) divided by the closing price of the Company’s shares on the date of grant.

b.              Your actual Target Bonus earned will be calculated as a percentage of your maximum Target Bonus, as outlined in, and subject to all requirements of, your Agreement.

c.               The Bonus Shares will vest in the percentage that your actual Target Bonus earned bears to your maximum Target Bonus.

The Salary Shares and the Bonus Shares will be granted on the first day after the date of this letter that you are permitted to purchase shares pursuant to the Company’s established blackout policy. The vesting of the Salary Shares shall not accelerate except as expressly provided in this letter, and the vesting of the Bonus Shares shall never accelerate.  Except as modified by the terms of this letter, the terms of the Agreement will remain in full force and effect.  Capitalized terms not defined in this letter have the same definitions given to them in the Agreement.

Very truly yours,

/s/ John Schofield
John Schofield
Chair, Compensation Committee

ACCEPTED:

/s/ Raymond P. Dolan	August 7, 2012
Raymond P. Dolan	Date